UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2017

CORBUS PHARMACEUTICALS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37348	46-4348039
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 River Ridge Drive, Norwood, MA	02062
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 963-0100

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [X]

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 16, 2017, the Board of Directors (the “Board”) of Corbus Pharmaceuticals Holdings, Inc. (the “Company”), upon the recommendation of the Nominating and Corporate Governance Committee of the Board, appointed Paris Panayiotopoulos, age 43, to serve as a member of the Board. Mr. Panayiotopoulos will hold this position until the next annual meeting of the Company’s shareholders or until his successor is elected and qualified, subject to his earlier resignation or removal.

Mr. Panayiotopoulos was most recently the President and Chief Executive Officer and a member of the Board of Directors of ARIAD Pharmaceuticals, Inc., which was acquired by Takeda Pharmaceuticals in February 2017. Prior to joining ARIAD in January 2016, Mr. Panayiotopoulos served as President of EMD Serono, Inc., the North American biopharmaceutical division of Merck KGaA, Darmstadt, Germany, from 2013 through 2015. Prior to being appointed President of EMD Serono, Mr. Panayiotopoulos held positions of increasing responsibility within Merck KGaA, serving as President of Merck Serono, Tokyo, Japan, from 2012 through 2013; Global Chief of Staff for the CEO in Geneva, Switzerland, from 2011 through 2012; Head of Western Europe for the fertility and endocrinology franchises, in 2011; Global Marketing Director of the neurology franchise, from 2007 through 2011; and Global Strategy and Business Intelligence Director from 2004 through 2007. Prior to joining Merck KGaA, Mr. Panayiotopoulos was at Eli Lilly and Company from 1999 to 2004. Mr. Panayiotopoulos has led multiple partnerships, including those with Pfizer Inc., Bristol-Myers Squibb Company, Eli Lilly, Sumitomo Dainippon Pharma Co., Ltd., Mitsubishi Tanabe Pharma Corporation, Otsuka Pharmaceutical Co. Ltd. and Incyte Corporation and has served on the board of directors of BIO. Mr. Panayiotopoulos currently serves on the Board of Directors for The Medicines Company (NASDAQ: MDCO). Mr. Panayiotopoulos holds a combined B.Sc. in Chemistry and Management Studies from University College London and a M.Sc. from Cranfield Business School in the United Kingdom.

Mr. Panayiotopoulos will participate in the Company’s standard non-employee director compensation plan, including an initial option grant to purchase 61,000 shares of the Company’s common stock upon joining the Board, an annual cash retainer fee of $35,000 (pro-rated for the current year), and an annual stock option grant to purchase shares of the Company’s common stock.

There are no transactions between Mr. Panayiotopoulos and the Company that would be reportable under Item 404(a) of Regulation S-K.

Concurrently with the Agreement, the Company entered into an indemnification agreement with Mr. Panayiotopoulos (the “Indemnification Agreement”), in the form previously entered into by the Company with each of the Company’s directors and executive officers, the form of which was filed as Exhibit 10.15 to the Amendment No. 1 to Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on September 30, 2014. The Indemnification Agreement, subject to limitations contained therein, will obligate the Company to indemnify Mr. Panayiotopoulos, to the fullest extent permitted by applicable law, for certain expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts actually and reasonably incurred by him in any threatened, pending or completed action, suit, claim, investigation, inquiry, administrative hearing, arbitration or other proceeding arising out of his services as a director. Subject to certain limitations, the Indemnification Agreement provides for the advancement of expenses incurred by the indemnitee, and the repayment to the Company of the amounts advanced to the extent that it is ultimately determined that the indemnitee is not entitled to be indemnified by the Company. The Indemnification Agreement also creates certain rights in favor of the Company, including the right to assume the defense of claims and to consent to settlements. The Indemnification Agreement does not exclude any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled under applicable law, the certificate of incorporation or bylaws of the Company, any agreement, a vote of stockholders or disinterested directors, or otherwise.

The foregoing is a summary of the material terms of the Indemnification Agreement and does not purport to be complete.

Item 7.01.	Regulation FD Disclosure.

On October 17, 2017, the Company issued a press release announcing the appointment of Mr. Panayiotopoulos to its Board of Directors. A copy of the press release is furnished as Exhibit 99.1 hereto and shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d) The following exhibit is furnished with this report:

Exhibit No.	Description

99.1	Press Release of the Company dated October 17, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORBUS PHARMACEUTICALS HOLDINGS, INC.

Dated: October 17, 2017	By:	/s/ Yuval Cohen
	Name:	Yuval Cohen
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of the Company dated October 17, 2017.